Exhibit 1.1

Transactions in the Shares — The Reporting Parties

Alex Meruelo Living Trust

Trade Date	Number of Shares	Price Per Share	Purchase / Sale
12/27/18	27,943	$0.21	Sale
12/28/18	142,500	$0.15	Sale
12/31/18	205,880	$0.107	Sale